EXHIBIT 99.1

United-Guardian Appoints New Director

HAUPPAUGE, N.Y., Jan. 08, 2024 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG), a manufacturer of cosmetic ingredients, pharmaceuticals, and medical lubricants, announced today that the company’s Board of Directors has appointed Catherine Joy Kolinski as the company’s newest director. Ms. Kolinski has more than 30 years of experience in the personal care, pharmaceutical and industrial sectors. She has a Bachelor of Science degree in chemistry, completed additional graduate course work in Biochemistry, and has an Executive Business Management Certificate. She has extensive experience in the personal care market with expertise in contract negotiations and strategic corporate planning.

Donna Vigilante, President of United-Guardian, stated, “We are very pleased to welcome Catherine to our Board of Directors. She brings a wealth of knowledge, expertise, and experience from the personal care industry, and will be able to provide valuable insight and guidance as we implement our growth plan for United-Guardian. With her extensive experience in commercial development, distribution management, and the sales and marketing of personal care ingredients, we believe that she will be an excellent addition to our Board of Directors.”

Contact:	Donna Vigilante
(631) 273-0900
dvigilante@u-g.com

NOTE: This press release contains both historical and “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.